Exhibit 99.1

       Pharmion Corporation Announces First Quarter 2004 Financial Results


      Revenue Growth Driven by Increased Named Patient Sales of Thalidomide

                       Company Increases Guidance for 2004


    BOULDER, Colo., May 3 /PRNewswire-FirstCall/ -- Pharmion Corporation (Nasdaq: PHRM) today reported financial results for its quarter ended
March 31, 2004.  For the first quarter of 2004, net sales totaled
$15.7 million, including named patient and compassionate use thalidomide sales of $12.6 million. This compares to $1.7 million in total net sales for the year-ago quarter.

    "During the first quarter, we made significant progress toward achieving our 2004 financial and operational goals," said Patrick Mahaffy, Pharmion's president and chief executive officer. "We are pleased with the compassionate use and named patient sales growth we experienced for thalidomide. In addition, the FDA's acceptance of our Vidaza application for filing and designation of Priority Review status was a significant milestone in our effort to obtain regulatory approval for Vidaza as the first drug approved to treat Myelodysplastic Syndromes."

    In February, the U.S. Food and Drug Administration (FDA) accepted for filing and granted Priority Review classification for the company's New Drug Application (NDA) for Vidaza(TM) (azacitidine for injectable suspension) for the treatment of Myelodysplastic Syndromes (MDS). The Priority Review status targets an agency response on or before June 29, 2004, and as a result, Pharmion has initiated its pre-launch activities to prepare for a launch if the drug is approved. This includes expanding the U.S. field organization from 31 to approximately 75, which is expected to be fully staffed by early June. This field organization includes clinical account specialists, medical science liaisons, reimbursement specialists and field-based managers.

    "While we expect to see continued growth in named patient and compassionate use sales of thalidomide, we also anticipate additional expenses as we prepare for a possible launch of Vidaza in the U.S.," said Mahaffy. "We remain judicious in our expenditures and hiring, but we also feel a responsibility to be fully prepared for what could be a third quarter launch of Vidaza as the first drug approved to treat MDS."

    Net sales growth for the first quarter was primarily driven by increased named patient and compassionate use sales of thalidomide, which have grown steadily since sales commenced in the second quarter of 2003. Pharmion holds exclusive marketing and distribution rights from Celgene Corporation for thalidomide in markets outside of North America, Japan and certain other Asian countries. The Company currently sells thalidomide on a compassionate use and named patient basis in Europe and certain other international markets while seeking regulatory approval for the drug. Thalidomide is already approved in Australia and New Zealand for the treatment of relapsed/refractory multiple myeloma.

    "As our continued progress in named patient and compassionate use sales demonstrates, thalidomide is an important treatment option for patients with multiple myeloma," said Mahaffy. "It appears increasingly evident to us, however, that the EMEA will require additional clinical data confirming thalidomide's benefit to overcome the issues associated with its formal approval. This is consistent, of course, with our guidance that thalidomide will not be formally approved this year. We are continuing to work with the EMEA to determine what additional data will be required and the format under which we can submit these additional data. We will continue to make named patient and compassionate use sales throughout Europe until we receive a formal approval," he added.

    For the first quarter ended March 31, 2004, Pharmion reported a net loss of $(9.8) million compared to a net loss of $(13.9) million incurred in the first quarter of 2003. On a GAAP basis, Pharmion reported a net loss per share attributable to common stockholders of $(0.40) for the first quarter of 2004, compared to $(21.29) for the year-ago quarter. The pro forma net loss per share attributable to common stockholders for the first quarter of 2003 would have been $(0.78) if the conversion of Pharmion's outstanding shares of redeemable convertible preferred stock into common stock -- which occurred in connection with the Company's initial public offering in November 2003 -- had taken place prior to January 1, 2003.

    Pharmion's gross margin on net sales was 60 percent for the first quarter of 2004, compared to 53 percent for the year-ago quarter. Gross margin reflects the cost of product sold as well as royalty payments made to licensors on the sales of Pharmion's products.

    Operating expenses, excluding cost of sales, totaled $18.2 million for the first quarter, compared to $14.9 million for the year-ago quarter. The increase in operating expenses over the first quarter of 2003 is due to the expansion of clinical, regulatory and commercial activities to support our products.

    As of March 31, 2004, Pharmion had $77.4 million in cash, cash equivalents and short-term investments, compared to $88.5 million at December 31, 2003.


    2004 Financial Outlook


    Pharmion is increasing its net sales expectations for 2004 from a range of $51-56 million to a range of $64-69 million, based on increased expectations for thalidomide named patient and compassionate use sales. The Company now anticipates thalidomide sales will total between $51-56 million in 2004, an increase from previous guidance of $38-43 million.

    The Company is also adjusting its net loss per share guidance for 2004 to a range of $(1.85) to $(2.00) per share, compared to its previous range of $(1.92) to $(2.07) per share. The Company's financial outlook does not include any forecast for the impact on sales and earnings if Vidaza is approved by the FDA. Pharmion will provide additional financial guidance related to the impact of a U.S. launch of Vidaza if and when an approval is announced.

    Pharmion will hold a conference call to discuss first quarter 2004 results tomorrow, May 4, at 8:30 a.m. ET. The conference call will be simultaneously Web cast on the Company's Web site, and archived for future review.


    About Pharmion:

    Pharmion is a pharmaceutical company focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the U.S., Europe and additional international markets. For additional information about Pharmion, please visit the Company's website at www.pharmion.com.


    Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which express the current beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Pharmion's future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include the status and timing of regulatory approvals for Thalidomide Pharmion 50mg and Vidaza; the impact of competition from other products under development by Pharmion's competitors; the regulatory environment and changes in the health policies and structure of various countries; acceptance and demand for new pharmaceutical products and new therapies, uncertainties regarding market acceptance of products newly launched, currently being sold or in development; Pharmion's ability to successfully acquire rights to develop and commercialize additional pharmaceutical products; fluctuations in currency exchange rates, and other factors that are discussed in Pharmion's filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and Pharmion undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.



                             PHARMION CORPORATION
                        CONSOLIDATED FINANCIAL RESULTS
            (In thousands, except for share and per share amounts)
                                  Unaudited

                                                 Three Months ended March 31,
                                                       2004           2003

    Net sales                                        $15,721         $1,658

    Operating expenses:
        Cost of sales, including royalties
        of $4,581 and $89 for the three months
        ended March 31, 2004 and 2003, respectively    6,309            779
        Clinical, development and regulatory           6,553          5,578
        Selling, general and administrative           10,948          9,121
        Product rights amortization                      725            201
    Total operating expenses                          24,535         15,679
    Loss from operations                              (8,814)       (14,021)

    Interest and other income (expense), net             (73)           219
    Net loss before taxes                             (8,887)       (13,802)

    Income tax expense                                   922             91
    Net loss                                          (9,809)       (13,893)

    Less accretion of redeemable convertible
     preferred stock to redemption value                  --         (2,825)
    Net loss attributable to common shareholders     $(9,809)      $(16,718)

    Net loss attributable to common stockholders
     per common share, basic and diluted              $(0.40)       $(21.29)

    Shares used in computing net loss
     attributable to common stockholders per
     common share, basic and diluted              24,349,920        785,257

    Pro forma net loss attributable to common
     stockholders per common share assuming
     conversion of preferred stock,
     basic and diluted                               N/A             $(0.78)

    Shares used in computing pro forma net loss
     attributable to common stockholders per
     common share assuming conversion of
     preferred stock, basic and diluted              N/A         17,816,213


    Consolidated Balance Sheet Data                 March 31,    December 31,
                                                      2004           2003

    Cash and cash equivalents and short-term
     investments                                     $77,416        $88,542
    Total assets                                     134,953        145,473
    Total liabilities                                 26,698         40,559
    Total stockholder's equity                       108,254        104,914




SOURCE  Pharmion Corporation
    -0-                             05/03/2004
    /CONTACT: Anna Sussman or Breanna Burkart, Directors, Investor Relations and Corporate Communications of Pharmion Corporation, +1-720-564-9150/
    /Web site:  http://www.pharmion.com /
    (PHRM)

CO:  Pharmion Corporation
ST:  Colorado
IN:  HEA BIO MTC
SU:  ERN ERP CCA MAV